Exhibit 5.1

[O’MELVENY & MYERS LLP LETTERHEAD]

March 29, 2011

Apollo Global Management, LLC

9 West 57th Street,

New York, New York 10019

Re: Registration of Securities of Apollo Global Management, LLC

Ladies and Gentlemen

At your request, we have examined the Registration Statement on Form S-1 (File No. 333-150141), as amended (the “Initial Registration Statement”) and Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating to such Initial Registration Statement (the “Post-Effective Amendment” and together with the Initial Registration Statement, the “Registration Statement”) of Apollo Global Management, LLC, a Delaware limited liability company (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to $76,475,000 of additional Class A common shares of the Company, representing Class A limited liability company interests of the Company (the “Securities”).

We are of the opinion that the additional Securities have been duly authorized by all necessary action on the part of the Company and upon payment for and delivery of the Securities as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment.

Respectfully submitted,

/s/ O’Melveny & Myers LLP